                                                                EXHIBIT 99(a)




                         TRANS FINANCIAL BANCORP, INC.

                 SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1992 AND 1991

                          Independent Auditors' Report



The Board of Directors and Stockholders
Trans Financial Bancorp, Inc.:


We have audited the accompanying supplemental consolidated balance sheets of Trans Financial Bancorp, Inc. and subsidiaries as of December 31, 1992 and 1991, and the related supplemental consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1992. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The supplemental consolidated financial statements give retroactive effect to the merger of Trans Financial Bancorp, Inc. and Kentucky Community Bancorp, Inc. on February 15, 1994, which has been accounted for as a pooling of interests as described in Note 3 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of Trans Financial Bancorp, Inc. and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Trans Financial Bancorp, Inc. and subsidiaries as of December 31, 1992 and 1991, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1992, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.


                                               /s/ KPMG Peat Marwick


Louisville, Kentucky
February 28, 1993,
  except as to Note 3,
  which is as of
  February 15, 1994

TRANS FINANCIAL BANCORP, INC.
SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
December 31
In thousands, except share data


ASSETS                                                                 1992                     1991
                                                                       ----                     ----
Cash and due from banks (note 5)                                  $    52,482                 $ 43,457
Interest bearing deposits with banks                                    8,462                    2,960
Federal funds sold and resale agreements                               63,578                   13,844
Mortgage loans held for sale                                           24,238                    5,080
Securities available for sale (market value of $53,298) (note 6)       51,925                     -
Investment securities (market value of $252,997 and
         $216,711, respectively) (note 6)                             249,757                  210,185
Loans, net of unearned income (note 7)                                648,206                  445,625
         Less allowance for loan losses                                 7,517                    5,983
                                                                  -----------                 --------
              Net loans                                               640,689                  439,642
Premises and equipment (note 8)                                        23,045                   14,480
Other assets                                                           31,796                   23,170
                                                                  -----------                 --------
              Total assets                                        $ 1,145,972                 $752,818
                                                                  ===========                 ========
LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
         Non-interest bearing                                     $   121,166                 $ 69,359
         Interest bearing                                             890,061                  588,170
                                                                  -----------                 --------
              Total deposits                                        1,011,227                  657,529
Federal funds purchased and repurchase agreements                      26,993                   22,882
Other short-term borrowings                                              -                          87
Other liabilities                                                       8,196                    7,991
Long-term debt and other notes payable (note 9)                        18,061                   13,094
                                                                  -----------                 --------
              Total liabilities                                     1,064,477                  701,583
                                                                  -----------                 --------
Stockholders' equity:
         Preferred stock (note 10)                                       -                       2,285
         Common stock, no par value.  Authorized
            25,000,000 and 10,000,000 shares, respectively;
            issued and outstanding 6,555,985 and
            4,424,118 shares, respectively (notes 10 and 13)           16,391                   11,051
Additional paid-in capital                                             38,362                   15,510
Retained earnings (note 11)                                            30,777                   23,755
Unrealized loss on marketable equity securities                          (163)                    (161)
Employee Stock Ownership Plan shares purchased
         with debt (note 9)                                            (3,872)                  (1,205)
                                                                  -----------                 --------
              Total stockholders' equity                               81,495                   51,235
                                                                  -----------                 --------
              Total liabilities and stockholders' equity          $ 1,145,972                 $752,818
                                                                  ===========                 ========





See accompanying notes to supplemental consolidated financial statements.

TRANS FINANCIAL BANCORP, INC.
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31
In thousands, except per share data

                                                      1992              1991            1990
                                                      ----              ----            ----
Interest income:
  Loans, including fees                              $55,468         $ 46,223         $45,279
  Federal funds sold and resale agreements               653            1,009           1,344
  U.S. Treasury and Federal agencies                  18,290           11,771           8,727
  State and municipal obligations                        988            1,124           1,186
  Other securities                                       674              289             216
  Interest bearing deposits with banks                   257              143             127
                                                     -------          -------          ------
        Total interest income                         76,330           60,559          56,879
                                                     -------          -------          ------
Interest expense:
  Deposits                                            36,183           33,167          31,539
  Federal funds purchased and repurchase agreements      919              506             901
  Other short-term borrowings                            -                 16             176
  Long-term debt and other borrowings                    630            1,655           1,820
                                                     -------          -------          ------
        Total interest expense                        37,732           35,344          34,436
                                                     -------          -------          ------
        Net interest income                           38,598           25,215          22,443

  Provision for loan losses (note 7)                   2,054            1,522           2,581
                                                     -------          -------          ------
        Net interest income after provision
            for loan losses                           36,544           23,693          19,862
                                                     -------          -------          ------
Non-interest income:
  Service charges on deposit accounts                  4,294            3,675           3,146
  Loan servicing fees                                  1,452              359             359
  Securities gains (note 6)                              865              186             171
  Gains on sales of mortgage loans                     1,795              665             193
  Trust services                                         943              854             821
  Other                                                3,229            2,199           1,727
                                                     -------          -------          ------
        Total non-interest income                     12,578            7,938           6,417
                                                     -------          -------          ------
Non-interest expense:
  Compensation and benefits (note 13)                 15,241           11,055           9,845
  Net occupancy expense                                2,555            1,825           1,707
  Furniture and equipment expense                      2,862            1,907           1,752
  Deposit insurance                                    1,881            1,158             600
  Other                                               11,116            7,760           6,361
                                                     -------          -------          ------
        Total non-interest expense                    33,655           23,705          20,265
                                                     -------          -------          ------
        Income before income taxes                    15,467            7,926           6,014
  Income tax expense (note 12)                         5,058            2,321           1,532
                                                     -------          -------          ------
        Net income                                   $10,409          $ 5,605          $4,482
                                                     =======          =======          ======
        Net income applicable to
            common stock                             $10,353          $ 5,292          $4,164
                                                     =======          =======          ======
Earnings per common share (note 1):
  Primary                                            $  1.25          $  1.14          $ 1.00
                                                     =======          =======          ======
  Fully diluted                                      $  1.25          $  1.07          $ 0.95
                                                     =======          =======          ======





See accompanying notes to supplemental consolidated financial statements.

TRANS FINANCIAL BANCORP, INC.
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY In thousands, except share data


                                                                                                             Employee
                                                                                                Unrealized    Stock
                                        Preferred Stock   Common Stock                           Loss on     Ownership
                                        ---------------- ---------------- Additional            Marketable  Plan Shares
                                        Number of        Number of         Paid-in   Retained     Equity    Purchased
                                         Shares   Amount  Shares   Amount  Capital   Earnings   Securities  With Debt   Total
                                        --------  ------  -------  ------  -------   --------   ----------  ---------   -----
Balance, January 1, 1990,
     as previously reported             38,776     $3,789  1,551,923  $5,169 $ 5,787  $9,908    $(188)       $(1,634)  $22,831
Acquisition accounted for as a
     pooling-of-interests (note 3)          17          9    766,402   2,552    (399)  7,150      (99)           -       9,213
                                        ------     ------  ---------  ------  -----   ------    -----        -------   -------
Balance, January 1, 1990                38,793      3,798  2,318,325   7,721   5,388  17,058     (287)        (1,634)   32,044

Net income                                 -          -        -         -       -     4,482       -             -       4,482
Cash dividends declared:
     Common stock                          -          -        -         -       -    (1,257)      -             -      (1,257)
     Preferred stock (note 10)             -          -        -         -       -      (318)      -             -        (318)
Issuance of Class A Preferred Stock,
     1990 Series (note 10)               1,000      3,000      -         -       -       -         -             -       3,000
Redemption of other preferred stock        (20)        (3)     -         -       -       -         -             -          (3)
Issuance of common stock                   -          -        5,397      18      51     -         -             -          69
Increase in unrealized loss on
     marketable equity securities          -          -        -         -       -       -       (480)           -        (480)
Employee Stock Ownership Plan
     debt reduction                        -          -        -         -       -       -         -             229       229
Other                                      -          -          268       1       2     -         -             -           3
                                        ------     ------  ---------  ------  ------  ------    -----        -------   -------
Balance, December 31, 1990              39,773      6,795  2,323,990   7,740   5,441  19,965     (767)        (1,405)   37,769
Net income                                 -          -        -         -       -     5,605       -             -       5,605
Cash dividends declared:
     Common stock                          -          -        -         -       -    (1,502)      -             -      (1,502)
     Preferred stock                       -          -        -         -       -      (313)      -             -        (313)
Redemption of Class A Preferred
     Stock, 1988 Series                (25,000)    (2,500)     -         -       -       -         -             -      (2,500)
Redemption of Class A Preferred
     Stock, 1990 Series                   (667)    (2,001)     -         -       -       -         -             -      (2,001)
Redemption of other preferred
     stock                                 (14)        (1)     -         -       -       -         -             -          (1)
Redemption of preferred stock               (7)        (4)     -         -       -       -         -             -          (4)
Issuance of common stock in
     public offering                       -          -      931,564   3,093   9,361     -         -             -      12,454





                                                                     (Continued)

TRANS FINANCIAL BANCORP, INC.
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (CONTINUED) In thousands, except share data



                                                                                                                   Employee
                                                                                                     Unrealized     Stock
                                       Preferred Stock       Common Stock                              Loss on     Ownership
                                      -----------------    ----------------   Additional             Marketable   Plan Shares
                                      Number of            Number of           Paid-in    Retained     Equity      Purchased
                                       Shares   Amount      Shares   Amount    Capital    Earnings    Securities   With Debt  Total
                                      ------   --------    -------   ------    -------    --------    ----------  ---------   -----
Conversion of debentures                  -     $   -        73,201 $    213   $    706   $    -     $     -    $    -     $    919
Four-for-three stock split                -         -     1,095,065      -          -          -           -         -          -
Retire treasury stock                      (8)       (4)        -          4        -          -           -         -          -
Decrease in unrealized loss on
   marketable equity securities           -         -           -        -          -          -           606       -          606
Employee Stock Ownership Plan
   debt reduction                         -         -           -        -          -          -           -         200        200
Other                                     -         -           298        1          2        -           -         -            3
                                      -------   -------   ---------   ------    -------    -------    --------   --------    ------
Balance, December 31, 1991             14,077     2,285   4,424,118   11,051     15,510     23,755        (161)   (1,205)    51,235
Net income                                -         -           -        -          -       10,409         -         -       10,409
Cash dividends declared:
     Common stock                         -         -           -        -          -       (3,331)        -         -       (3,331)
     Preferred stock                      -         -           -        -          -          (56)        -         -          (56)
Redemption of Class A Preferred
     Stock, 1990 Series                  (333)     (999)        -        -          -          -           -         -         (999)
Redemption of other preferred stock   (13,744)   (1,286)        -        -          -          -           -         -       (1,286)
Issuance of common stock in
     public offering                      -         -     1,265,000    3,172     13,944        -           -         -       17,116
Issuance of common stock in
     business combination (note 4)        -         -       412,389    1,031      4,984        -           -         -        6,015

Stock options exercised                   -         -         1,914        5         15        -           -         -           20
Issuance of common stock in
     connection with dividend
     reinvestment and stock
     purchase plans and other
     issuances                            -         -        37,102       93        498        -           -         -          591

Conversion of debentures (note 9)         -         -       415,462    1,039      3,411        -           -         -        4,450
Increase in unrealized loss on
     marketable equity securities         -         -           -        -          -          -            (2)      -           (2)
Employee Stock Ownership Plan
     shares purchased with debt           -         -           -        -          -          -           -      (2,667)    (2,667)
                                      --------  -------   --------- --------   --------   --------   ---------  --------   --------
Balance, December 31, 1992                -     $   -     6,555,985 $ 16,391   $ 38,362   $ 30,777   $    (163) $ (3,872)  $ 81,495
                                      ========  =======   ========= ========   ========   ========   =========  ========   ========

See accompanying notes to supplemental consolidated financial statements.

TRANS FINANCIAL BANCORP, INC.
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31
In thousands

                                                                       1992          1991           1990
                                                                       ----          ----           ----
Cash flows from operating activities:
    Net income                                                       $ 10,409      $  5,605      $  4,482
    Adjustments to reconcile net income to cash
       provided by operating activities:
           Provision for loan losses                                    2,054         1,522         2,581
           Provision for deferred taxes                                    (1)         (101)         (481)
           Gain on sales of securities                                   (865)         (186)         (171)
           Gain on sale of premises and equipment                         (11)           (6)           20
           Depreciation, amortization and accretion, net                3,866         2,241         1,734
    Decrease (increase) in accrued interest receivable                 (1,238)           88            85
    Decrease in other assets                                            3,746         1,703           568
    Increase (decrease)in accrued interest payable                        302          (520)         (245)
    Increase (decrease) in other liabilities                           (3,270)        1,279           697
    Decrease (increase) in mortgage loans held for sale                 3,931        (5,080)          -
                                                                     --------      --------      --------
              Net cash provided by operating activities                18,923         6,545         9,270
                                                                     --------      --------      --------
Cash flows from investing activities:
    Net decrease (increase) in interest-bearing deposits
       with banks                                                      12,636         1,308          (127)
    Proceeds from sales of securities                                  47,928         6,416        12,762
    Proceeds from maturities of securities                             90,183        47,699        43,404
    Purchases of securities                                          (165,593)     (131,283)      (62,453)
    Net (increase) decrease in federal funds
       sold and resale agreements                                     (49,509)       18,030         2,967
    Net increase in loans                                             (45,525)      (14,383)      (20,595)
    Purchases of premises and equipment                                (5,565)       (3,130)       (1,637)
    Proceeds from disposals of premises and equipment                     634            31            35
    Net cash and cash equivalents inflow (outflow) from
       acquisitions (note 4)                                           37,327        64,306        (7,216)
                                                                     --------      --------      --------
           Net cash used in investing activities                      (77,484)      (11,006)      (32,860)
                                                                     --------      --------      --------
Cash flows from financing activities:
    Net increase in deposits                                           46,222        20,320         9,663
    Net increase in federal funds purchased and
       repurchase agreements                                            4,111         5,359         7,408
    Net decrease in short-term borrowings                              (1,987)       (1,354)         (358)
    Repayment of long-term debt and other notes payable                (4,753)      (10,901)       (7,173)
    Proceeds from issuance of long-term debt and other
       notes payable                                                   11,938         3,496         9,331
    Proceeds from issuance of common stock                             17,727        12,457            72
    Redemption of preferred stock                                      (2,285)       (4,506)           (3)
    Issuance of preferred stock                                           -             -           3,000
    Dividends paid                                                     (3,387)       (1,815)       (1,470)
                                                                     --------      --------      --------
           Net cash provided by financing activities                   67,586        23,056        20,470
                                                                     --------      --------      --------
Net increase (decrease) in cash and cash equivalents                    9,025        18,595        (3,120)
Cash and cash equivalents at beginning of year                         43,457        24,862        27,982
                                                                     --------      --------      --------
Cash and cash equivalents at end of year (note 2)                    $ 52,482      $ 43,457      $ 24,862
                                                                     ========      ========      ========





See accompanying notes to supplemental consolidated financial statements.

TRANS FINANCIAL BANCORP, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1992 and 1991



(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The supplemental consolidated financial statements have been prepared in conformity with generally accepted accounting principles. A description of the more significant accounting policies follows.

Principles of Consolidation

The supplemental consolidated financial statements include the accounts of Trans Financial Bancorp, Inc. (the Company) and its wholly-owned subsidiaries, Trans Financial Bank, N.A. (Bank), Trans Financial Bank of Tennessee, F.S.B. and Trans Financial Bank, F.S.B. (Savings Banks). Also, see note 3.

Significant intercompany transactions and accounts have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform with 1992 presentations.

Securities

Management determines the appropriate classification of securities at the time of purchase. If Management has the intent and the Company has the ability at the time of purchase to hold securities until maturity or on a long-term basis, they are classified as investments and carried at amortized historical cost. Securities to be held for indefinite periods of time and not intended to be held to maturity or on a long-term basis are classified as available for sale and carried at the lower of aggregate cost or market value. Securities held for indefinite periods of time include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and prepayment risk changes. Marketable equity securities are carried at the lower of aggregate cost or market value and unrealized losses are recorded as a reduction of stockholders' equity unless it is determined that market declines are other than temporary, in which case, losses are recognized in operations. Amortization of premiums and accretion of discounts is recorded by a method approximating level yield which considers prepayment risks in the case of mortgage-backed securities. The specific identification method is used to determine the cost of securities sold.

Loans

Loans are stated at the unpaid principal balance. Interest income on loans is recorded on the accrual basis except for those loans in a nonaccrual income status. Loans are placed on nonaccrual status when in the opinion of management the prospects for recovering both principal and accrued interest are considered doubtful. Unearned income, arising principally from consumer installment loans or the deferral of certain loan fees, is recognized as income using a method that approximates the interest method.

Mortgage Loans Held for Sale

Mortgage loans held for sale are carried at the lower of cost or market value as determined by outstanding loan commitments from investors or current yield requirements calculated on the aggregate loan basis.





                                                                     (Continued)

TRANS FINANCIAL BANCORP, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses

The allowance for loan losses is maintained at a level that adequately provides for potential losses in the loan portfolio and is based on an evaluation of the loan portfolio which includes reviews of individual credits, consideration of past loan loss experience, loan delinquency trends, changes in the composition of the loan portfolio and the impact of current economic conditions. The allowance for loan losses is increased by the provision for loan losses and reduced by net charge-offs.

Premises and Equipment

Premises and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation of premises and equipment is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the term of the related lease or over the useful life of the improvements, whichever is shorter. Leasing commitments are insignificant.

Gain or Loss on Sale of Mortgage Loans and Mortgage-Backed Securities

The Savings Banks sell mortgage loans and participations in mortgage loans and mortgage-backed participation certificates for cash proceeds equal to the principal amount of loans sold plus or minus market gains or losses. Gain or loss is recorded at the time of sale in an amount reflecting the difference between the contractual interest rates of the loans sold and the current market rate. Additionally, the normal agency (GNMA, FNMA or FHLMC) servicing fee is used in the capitalization of any excess service fees. When participating interests in loans sold have an average contractual interest rate, adjusted for normal servicing costs, which differs from the agreed yield to the purchaser, gains or losses are recognized equal to the present value of such differential over the estimated remaining life of such loans. Amortization of capitalized excess servicing fees is reflected as a reduction of loan servicing income using the interest method over the estimated remaining life of such loans, adjusted for actual prepayments.

Loan Servicing Rights Purchased

The cost of loan servicing rights acquired is amortized against service fee income in proportion to, and over the period of, estimated net servicing revenues.

The cost of loan servicing rights acquired and the amortization thereon is periodically evaluated in relation to estimated future net servicing revenues. The Savings Banks evaluate the carrying value of the purchased servicing rights by estimating the future net servicing income of the rights based on Management's best estimate of remaining loan lives.

Other Assets

Included in other assets is real estate acquired in settlement of loans and loans classified as in-substance foreclosure, which are carried at the lower of cost or fair value minus estimated selling costs, and real estate under development, which is carried at the lower of cost or net realizable value. Costs relating to holding real estate acquired in settlement of loans are charged against income as incurred. Costs related to real estate in the process of development are capitalized.





                                                                     (Continued)

TRANS FINANCIAL BANCORP, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

Deferred Federal income taxes are provided on certain transactions which are reported for financial statement purposes in different periods than for income tax purposes, using the deferred method. The FASB has issued Statement 109, "Accounting for Income Taxes", which supersedes Statement 96, "Accounting for Income Taxes". The Company currently accounts for income taxes under APB 11, having elected not to adopt Statement 96 prior to its required effective date. Statement 109 will change the Company's method of accounting for income taxes from the deferred method required under APB 11 to the asset and liability method. Under the deferred method, annual income tax expense is matched with pretax accounting income by providing deferred taxes at current tax rates for timing differences between the determination of net income for financial reporting and tax purposes. The objective of the asset and liability method is to establish deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. The Company will adopt Statement 109 in 1993 on a prospective basis in which case the effect of initially applying this new pronouncement shall be reported as the cumulative effect of a change in accounting principle in the results of operations. The Company expects that the impact of adopting Statement 109 will not be significant to consolidated financial conditions or results of operations.

Earnings Per Common Share

Primary earnings per share is computed by dividing net income applicable to common stock by the weighted average number of shares of common stock outstanding during the period. Fully diluted earnings per share is computed based on the weighted average number of shares of common stock outstanding during the period assuming conversion of the convertible subordinated capital debentures into common stock and giving effect to the elimination of interest expense, less income tax effects, related to the debentures from net income. Net income for both calculations is reduced for dividends on preferred stock.

On December 18, 1992 and December 16, 1991, the Company's Board of Directors authorized 4-for-3 stock splits effected in the form of a 33.3% stock dividend. All per share information has been restated to give effect to the stock splits. The 1992 split has a record date of January 20, 1993 and a distribution date of February 1, 1993. The weighted average number of shares outstanding after giving effect to these stock splits were as follows:


In thousands                 1992         1991         1990
                             ----         ----         ----
Primary                      8,281        4,652        4,148
Fully diluted                8,281        5,296        4,815
                             =====        =====        =====






                                                                     (Continued)

    TRANS FINANCIAL BANCORP, INC.
    NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

(2)  STATEMENTS OF CASH FLOWS

For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks.

The following summarizes supplemental cash flow data for the years ended December 31, 1992, 1991 and 1990:


    In thousands                                                          1992      1991      1990
                                                                          ----      ----      ----
    Cash paid for interest                                              $37,751   $36,145   $34,784
    Cash paid for Federal income taxes                                    4,859     2,296     1,356
    Certain noncash investing and financing
       transactions are summarized as follows:
       Also, see note 4 which summarizes assets
       and liabilities associated with acquisitions.
           Conversion of debentures                                       4,450       919       -
           Exchange of subordinated debentures                             -          -       2,348
           Issuance of stock in business combination                      6,015       -         -
           Change in unrealized loss on marketable
              equity securities                                              (2)      606      (480)
           Debt transactions of Employee Stock
              Ownership Plan (net)                                        2,667       200       229
           Loans transferred to other real estate and
              in-substance foreclosure                                    4,834     3,171     1,719
           Investment securities transferred to securities
              available for sale                                         51,925       -         -
                                                                        =======   =======   =======


(3)  MERGER

On February 15, 1994, Trans Financial Bancorp,  Inc. and Kentucky
Community Bancorp, Inc. merged. Each outstanding share of Kentucky Community Bancorp Inc. (KCB) common stock was converted into 5.3 shares of Company common stock, which resulted in the issuance of 1,374,962 shares of Company common stock. The supplemental consolidated financial statements of the Company give effect to this merger, which has been accounted for as a pooling of interests. Accordingly, financial statements for current and prior periods have been restated to reflect the results of operations of these companies on a combined basis from the earliest period presented, except for dividends. Certain reclassifications of the historical results of these companies have been made to conform to the current presentation. There were no material intercompany transactions and no material differences in accounting policies and procedures. The Company's consolidated financial data for the years ended December 31, 1992, 1991 and 1990 have been restated as follows (dollars in thousands, except per share information):


                                                           Years Ended December 31
                    --------------------------------------------------------------------------------------------------------
                          1992                              1991                                1990
                    Previously Reported               Previously Reported                 Previously Reported
                    -------------------               -------------------                ---------------------
                    Trans      Kentucky                Trans      Kentucky                 Trans       Kentucky
                  Financial    Community             Financial    Community               Financial    Community
                   Bancorp,    Bancorp,              Bancorp,     Bancorp,                Bancorp,     Bancorp,
                     Inc.        Inc.    Restated      Inc.         Inc.     Restated       Inc.         Inc.      Restated
                     ---         ---     --------      ---          ---      --------       ---          ---       --------
Net interest
 income after
 provision for
 loan losses        $30,180    $6,364    $36,544      $17,983      $5,710    $23,693      $14,960       $4,902     $19,862
Net income            9,060     1,349     10,409        4,540       1,065      5,605        3,854          628       4,482
Net income per
 equivalent
 common share          1.30      5.24       1.25         1.17        4.14       1.07         1.14         2.44        0.95





                                                                     (Continued)

TRANS FINANCIAL BANCORP, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


(4)  BUSINESS COMBINATIONS

On March 26, 1992, the Company acquired First Federal Savings Bank of Tennessee and its wholly-owned subsidiaries, now Trans Financial Bank of Tennessee, F.S.B., for cash and common stock of the Company. The aggregate costs, including consideration and acquisition costs, were $11.270 million. The 412,389 shares of common stock issued were valued at $6.0 million. The excess of costs over the fair value of net assets of $17,000 was recorded as goodwill. On March 27, 1992, the Company acquired Maury Federal Savings Bank for cash of $10.989 million. Aggregate consideration and acquisition costs totaled $11.110 million. The excess of the fair value of net assets over costs (negative goodwill) of $468,000 was allocated to reduce the values assigned to premises and equipment. On November 27, 1992, this entity was merged with Trans Financial Bank of Tennessee, F.S.B.

The aggregate fair value of net assets acquired in the above described acquisitions included the following:

In thousands
Cash and due from banks                     $ 1,799
Interest bearing deposits                    18,138
Federal funds sold                              225
Investment securities                        64,380
Mortgage loans held for sale                 23,089
Net loans                                   162,410
Premises and equipment                        3,491
Other assets                                  5,688
Deposits                                   (251,789)
Other borrowings                             (1,900)
Other liabilities                            (3,149)
                                            -------
    Net assets acquired                     $22,382
                                            =======

These two acquisitions have been accounted for under the purchase method and, accordingly, the results of operations and cash flows of these two entities have been included in the consolidated financial statements since the dates of acquisition.

The unaudited pro forma financial information of the Company for the years ended December 31, 1992 and 1991, assuming these acquisitions had occurred on January 1, 1991, and the offering of common stock used to finance these acquisitions had also occurred at that date, is as follows. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had these entities constituted a single entity during such periods.

In thousands, except per share data                                                           1992                1991
                                                                                              ----                ----
Net interest income after provision for loan losses                                        $  38,412           $  31,310
Net income                                                                                 $  11,027           $   7,941
Earnings per common share:
                 Primary                                                                   $    1.24           $    1.11
                 Fully diluted                                                             $    1.24           $    1.06


On August 7, 1992, the Company acquired five Central Tennessee branches of Heritage Federal Bank for Savings. In this transaction the Company's wholly-owned subsidiary, Trans Financial Bank of Tennessee, F.S.B., assumed approximately $55 million in deposits, acquired approximately $2.3 million in premises and equipment, and received approximately $52 million in cash, net of a $800,000 premium.





                                                                     (Continued)

TRANS FINANCIAL BANCORP, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



(4)  BUSINESS COMBINATIONS (Continued)

On December 31, 1992, the Company merged with Dawson Springs Bancorp, Inc.
(DSB), the holding company for Kentucky State Bank and Commercial Bank of Dawson. Under the terms of the merger all shares of DSB common stock outstanding were converted into 560,088 shares of Trans Financial Bancorp, Inc. common stock. The transaction was accounted for as a pooling-of-interests and, accordingly, all financial data has been restated as if the entities were combined for all periods presented. On December 31, 1992 these banks were merged into Trans Financial Bank, N.A. The following tables present selected financial information for the separate entities. The amounts set forth for Trans Financial Bancorp, Inc. include the financial impact of the KCB merger discussed in Note 3.




                                                     Years Ended December 31
                 -------------------------------------------------------------------------------------------------
                              1992                             1991                            1990
                 -------------------------------  -------------------------------  -------------------------------
                                               (In thousands, except per share data)
                 -------------------------------------------------------------------------------------------------

                    Trans    Dawson                  Trans    Dawson                  Trans    Dawson
                  Financial  Springs               Financial  Springs               Financial  Springs
                   Bancorp,  Bancorp,              Bancorp,   Bancorp,              Bancorp,   Bancorp,
                     Inc.      Inc.     Combined     Inc.       Inc.    Combined      Inc.       Inc.    Combined
                     ---       ---      --------     ---        ---     --------      ---        ---     --------
Net interest
 income after
 provision for
 loan losses        $33,409    $3,135   $36,544     $20,747    $2,946   $23,693      $16,989     $2,873   $19,862
Net income            9,461       948    10,409       4,721       884     5,605        3,500        982     4,482
Fully diluted
 earnings per
 common share          1.22                1.25        1.01                1.07         0.84                 0.95


On August 30, 1991, in connection with the Company's acquisition from the Resolution Trust Company (RTC) of certain deposits and assets of Future Federal Savings Bank, Louisville, Kentucky, the Bank assumed approximately $75.9 million in deposits, acquired approximately $11 million in consumer loans and received approximately $64.3 million in cash (net of a premium of $1.0 million paid to the RTC), all related to the Glasgow and Tompkinsville, Kentucky branches of Future Federal Savings Bank.

The Company acquired First Financial of Russellville, Inc. (First Financial) and its wholly-owned subsidiary, First Federal Savings and Loan Association of Russellville (now Trans Financial Bank, F.S.B.) effective November 15, 1990 for cash of $7,717,000. At the time of the acquisition, the Company held shares of common stock of First Financial with a cost of $170,000. The purchase price plus direct costs of the acquisition exceeded the fair value of the net assets acquired of $8,041,000 by $5,000.

The acquisition of Trans Financial Bank, F.S.B. was accounted for under the purchase method and accordingly, the results of operations and cash flows of Trans Financial Bank, F.S.B. have been included in the consolidated financial statements since the date of acquisition.

Intangibles (goodwill and deposit base premium) from these transactions and an acquisition consummated in 1985 are being amortized over periods ranging from ten to twenty years using straight-line and accelerated methods and had a combined unamortized balance of $5,925,000 and $4,593,000 at December 31, 1992 and 1991, respectively.


                                                                     (Continued)

TRANS FINANCIAL BANCORP, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



(5)  CASH AND DUE FROM BANKS

Regulatory authorities require the Company's subsidiaries to maintain reserve balances on customer deposits. At December 31, 1992 the amounts of required reserves were $15,903,000.

(6)  SECURITIES

The book values and approximate market values of investment securities as of December 31, 1992 and 1991 follows:

                                                       Unrealized
                                             Book     -------------   Market
      1992                                  value     Gains   Losses   value
      ----                                  -----     -----   ------  ------
                                                      (In thousands)
    U.S. Treasury and Federal
      agencies                             $ 22,766     254       69   22,951
    Mortgage-backed and similar
      securities                            200,178   3,767    1,206  202,739
    State and municipal obligations          13,716     568      121   14,163
    Other securities                         13,097      47       -    13,144
                                           --------   -----    -----  -------
                                           $249,757   4,636    1,396  252,997
                                           ========   =====    =====  =======

      1991
      ----

    U.S. Treasury and Federal
      agencies                             $ 60,279   2,150        4   62,425
    Mortgage-backed and similar
      securities                            128,505   4,182      365  132,322
    State and municipal obligations          14,321     469       60   14,730
    Other securities                          7,080     218       64    7,234
                                           --------   -----    -----  -------
                                           $210,185   7,019      493  216,711
                                           ========   =====    =====  =======

Included in other securities is $5,318,000 and $1,875,000 at December 31, 1992 and 1991, respectively, of government securities mutual funds accounted for at the lower of cost or market value. Also, included in other securities are equity securities of financial institutions of $48,000 and $2,179,000 at December 31, 1992 and 1991, respectively, which are carried at the lower of cost or market value.

Securities classified as available for sale are carried at the lower of aggregate cost or market value. The following summarizes securities available for sale at December 31, 1992.

                                                        Unrealized
                                            Book      ---------------      Market
                                           value      Gains    Losses      Value
                                           -----      -----    ------      ------
                                                      (In thousands)
    U.S. Treasury and Federal
       agencies                           $51,925      1,386     13         53,298
                                          =======      =====     ==         ======





                                                                     (Continued)

TRANS FINANCIAL BANCORP, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



(6)  SECURITIES (Continued)

The book value and approximate market value of debt securities at December 31, 1992, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call on prepayment penalties. Mortgage-backed obligations generally have contractual maturities in excess of ten years, however, they have shorter expected maturities as a result of prepayments.

                                                                                Securities
                                                    Investment Securities   Available for Sale
                                                    ---------------------   ------------------
                                                      Book      Market         Book     Market
                                                     value       value        value      value
                                                     -----      ------        -----     ------
                                                                   (In thousands)

Due in one year or less                             $ 10,085     10,056       15,750    16,004
Due after one year through five years                 21,105     21,466       30,122    31,073
Due after five years through ten years                 5,461      5,723        6,053     6,221
Due after ten years                                    1,838      1,907          -         -
                                                    --------    -------       ------    ------
                                                      38,489     39,152       51,925    53,298
Mortgage-backed and similar securities               200,178    202,739          -         -
                                                    --------    -------       ------    ------
                                                    $238,667    241,891       51,925    53,298
                                                    ========    =======       ======    ======

Securities with a par value, which approximates carrying value, of approximately $107,126,000 and $80,647,000 at December 31, 1992 and 1991,
respectively, were pledged to secure public funds, trust funds and for other purposes.

Gross gains of $972,000, $235,000 and $178,000 and gross losses of $107,000,
$49,000 and $7,000 were realized on sales of securities in 1992, 1991 and 1990, respectively.

(7)  LOANS

The composition of loans at December 31, 1992 and 1991 follows:

                                                      1992        1991
                                                      ----        ----
                                                       (In thousands)
Commercial                                         $ 151,788     128,480
Real estate                                          352,790     204,108
Agricultural                                          36,510      32,853
Consumer                                              86,316      66,050
Other                                                 21,804      15,653
Unearned income                                       (1,002)     (1,519)
                                                   ---------     -------
                                                   $ 648,206     445,625
                                                   =========     =======





                                                                     (Continued)

TRANS FINANCIAL BANCORP, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



(7)  LOANS (Continued)

The principal balance of nonaccrual and restructured loans at December 31, 1992 and 1991 was approximately $4,119,000 and $7,741,000, respectively. The interest that would have been recorded if all such loans were on a current status in accordance with their original terms was approximately $480,000 in 1992 and $822,000 in 1991. The amount of interest income that was recorded for such loans was approximately $134,000 in 1992 and $526,000 in 1991.

Loans to executive officers and directors and their associates, including loans to affiliated companies for which these individuals are principal owners, amounted to approximately $20,851,000 at December 31, 1992 and $15,547,000 at December 31, 1991. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for other customers.

An analysis of the changes in the allowance for loan losses follows:

                                                                                       1992            1991           1990
                                                                                       ----            ----           ----
                                                                                                 (In thousands)
Balance at January 1                                                                   $5,983          5,747         4,866
Provision for loan losses                                                               2,054          1,522         2,581
Balance of allowance for loan losses
 of acquired subsidiaries at acquisition date                                           1,016            -              48
                                                                                       ------          -----         -----
                                                                                        9,053          7,269         7,495
                                                                                       ------          -----         -----
Deductions:
  Loans charged-off                                                                     2,032          1,686         2,152
  Less recoveries                                                                         496            400           404
                                                                                       ------          -----         -----
    Net loans charged-off                                                               1,536          1,286         1,748
                                                                                       ------          -----         -----
Balance at December 31                                                                 $7,517          5,983         5,747
                                                                                       ======          =====         =====


(8)  PREMISES AND EQUIPMENT

A summary of premises and equipment at December 31, 1992 and 1991 follows:

                                                                                                    1992         1991
                                                                                                    ----         ----
                                                                                                      (In thousands)
Land and improvements                                                                             $ 3,999        2,239
Buildings and improvements                                                                         20,146       14,728
Furniture and equipment                                                                            14,222       10,647
                                                                                                  -------       ------
                                                                                                   38,367       27,614
Less accumulated depreciation and amortization                                                     15,322       13,134
                                                                                                  -------       ------
                                                                                                  $23,045       14,480
                                                                                                  =======       ======






                                                                     (Continued)

TRANS FINANCIAL BANCORP, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS




(9)  LONG-TERM DEBT AND OTHER NOTES PAYABLE

Long-term debt and other notes payable consisted of the following at December 31, 1992 and 1991:


                                                                                                 1992         1991
                                                                                                 ----         ----
                                                                                                  (In thousands)
    Operating line of credit; due July 31, 1993; interest at the
       lender's base rate, payable quarterly                                                   $   600          -
    Advance from the Federal Home Loan Bank; due May 9,
       1994; interest at 4.5%, payable monthly                                                  10,000          -
    Employee Stock Ownership Plan (ESOP) note payable
       to bank; due July 31, 1994; interest at lender's base rate,
       interest payable quarterly                                                                2,957          -
    Employee Stock Ownership Plan (ESOP) note payable to
       bank; due July 31, 1996; interest at 82.5% of the prime
       interest rate, principal and interest payable quarterly                                     915        1,205
    8.5% Convertible Subordinated Capital Debentures;
       due December 1, 1999                                                                        -          4,885
    10.0% subordinated notes; due December 31, 2009                                              2,348        2,348
    Unsecured revolving note payable to bank; due
       October 31, 1995; interest at the prime interest rate,
       payable quarterly                                                                           -            150
    Unsecured note payable to bank; due September 1992                                             -          1,160
    Secured note payable to bank; due January 1, 1992; interest
       at the prime interest rate, payable quarterly                                               -          2,415
    Secured note payable to bank; due September 1995; monthly
       principal payments of $4,667; interest at the prime interest
       rate (6%); due quarterly                                                                    139          -
    Secured note payable to bank; due September 1995; annual
       principal payments of $220,000 in 1993 and 1994;
       interest at the prime interest rate (6%); due quarterly                                   1,021          -
    Secured note payable to bank; due September 1992                                               -            813
    6-5/8% note; payable in annual installments of $44,000,
       including interest, through 1994                                                             81          118
                                                                                               -------       ------
                                                                                               $18,061       13,094
                                                                                               =======       ======


The prime interest rate and base rate associated with certain of the above obligations was 6.0% at December 31, 1992 and 6.5% at December 31, 1991.

The Company has a $3,000,000 unsecured operating line of credit with an unaffiliated bank, with an outstanding balance of $600,000 at December 31, 1992. This obligation has the same restrictive covenants as the ESOP loan due July 31, 1994, as described below.

The advance from the Federal Home Loan Bank is collateralized by Federal Home Loan Bank Stock and certain first mortgage loans.





                                                                     (Continued)

TRANS FINANCIAL BANCORP, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


(9) LONG-TERM DEBT AND OTHER NOTES PAYABLE (Continued)

The ESOP note payable due July 31, 1994 is guaranteed by the Company and enables the ESOP to borrow up to $4.0 million. The related loan agreement has a number of restrictive covenants, including maintaining capital levels of the Company, Bank and Savings Banks at least at the minimum levels required by applicable regulatory agencies; maintaining the Company's risk-weighted capital ratio, as defined, at not less than 9.25%; maintaining the Company's leverage ratio, as defined, at not less than 5.25%; maintaining the Company's annualized return on assets at the date of financial reports required by regulations at no less than .50%; maintaining nonperforming loans, as defined, at less than 2.50% of gross loans at the date of required financial reports; and maintaining on a consolidated basis an allowance for loan losses of at least .75% of gross loans. The ESOP note payable due July 31, 1996 is also guaranteed by the Company. The loan obligations of the ESOP are recorded on the Company's balance sheet with a corresponding amount recorded as a reduction of the Company's stockholders' equity. Both the loan obligation and the reduction of stockholders' equity will be reduced by the amount of any loan repayments made by the ESOP.

The 8.5% Convertible Subordinated Capital Debentures were converted into 415,462 shares of common stock of the Company during January 1992. The Debentures were convertible at $11.758 per share of common stock. The unsecured revolving note payable was paid and canceled during 1992. The secured note payable to bank due January 1, 1992, secured by the common stock of Kentucky State Bank and Commercial Bank of Dawson, was paid during 1992.

The terms of the secured notes payable include a number of restrictive covenants, including maintaining minimum capital to asset ratios at the Banks and a minimum net worth on a consolidated basis. If the terms of the restrictive covenants are not met, the lender may declare those notes due and payable. The secured notes are collateralized by all the issued and outstanding common stock of State National, a subsidiary of Kentucky Community Bancorp, Inc.

State National has entered into an agreement with the Federal Home Loan Bank of Cincinnati (FHLB) which enables State National to borrow up to $2,228,000. Advances from the FHLB would be collateralized by certain first mortgage loans under a blanket mortgage collateral agreement and stock in the FHLB.

On October 30, 1989, KCB made an offer to exchange on 10% subordinated debenture due December 31, 2009 (new debenture) in exchange for each 25-year escalating rate debenture due December 31, 2007 (old debenture). The purpose of the exchange was to restructure KCB's $3,509,000 subordinated debenture debt and to reduce KCB's total debt service obligations by a reduction in the interest rate. Effective January 1, 1990, the exchange occurred and debentures which were not exchanged were called on February 1, 1990. Repayment of these debentures was financed by the unsecured note payable, due in September 1992. The new debentures are subordinated to all indebtedness of KCB to financial institutions as were the old debentures.





                                                                     (Continued)

TRANS FINANCIAL BANCORP, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



(9)  LONG-TERM DEBT AND OTHER NOTES PAYABLE (Continued)

Principal payments required for the years 1993 through 1997, and thereafter, on long-term debt and other notes payable at December 31, 1992 are as follows:

                       Year ending
                       December 31                                                        In thousands
                       -----------                                                        ------------
                         1993                                                                $ 1,155
                         1994                                                                 13,555
                         1995                                                                    908
                         1996                                                                     95
                         1997                                                                    -
                         Thereafter                                                            2,348
                                                                                              ======

(10)  STOCKHOLDERS' EQUITY

      Preferred Stock

The Company's preferred stock at December 31, 1992 and 1991 is summarized as follows:

                                                                                              1992           1991
                                                                                              ----           ----
                                                                                                (In thousands)
  Class B Preferred Stock; 5,000,000 and 500,000 shares
      authorized and unissued, respectively; no par value:

          Series 1992; no stated value, 350,000 shares
          authorized and unissued in 1992                                                       $ -           -

  Class A Preferred Stock; 50,000 shares authorized; no par value:

          1990 Series; stated value $3,000 per share; 333 shares
          issued and outstanding in 1991; adjustable dividend
          rate                                                                                    -          999

  Other preferred stock, no par value; 13,744 shares issued
      and outstanding in 1991                                                                     -        1,286
                                                                                                -----      -----
                                                                                                $ -        2,285
                                                                                                =====      =====

During 1992, the Company's Articles of Incorporation were amended to eliminate two series of Class A Preferred Stock, designated the 1988 and 1990 Series, and create Class B Preferred Stock Series 1992.





                                                                     (Continued)

TRANS FINANCIAL BANCORP, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



(10)  STOCKHOLDERS' EQUITY (Continued)

Preferred Stock (Continued)

Class B Preferred Stock Series 1992, issuable in connection with the Company's Rights Plan, carries the right to cumulative annual dividends in an amount of the greater of $6.00 per share or the sum of the Formula Amounts for each quarterly payment of dividends. The Formula Amount is the Formula Number (133, subject to adjustment) times cash dividends per common share and the value of noncash distributions per common share during each quarter. Each share of Series 1992 Preferred Stock entitled the holder to vote the number of votes equal to the Formula Number for each share of Series 1992 Preferred Stock held on all matters submitted to a vote of the shareholders of the Company. The stock is not redeemable, except in the case of the Company entering into a consolidation, merger or other share exchange. Series 1992 Preferred Stock ranks junior to the Company's Class A Preferred Stock. Upon liquidation, dissolution or winding up of the Company, holders of Series 1992 Preferred Stock are entitled to receive the greater of $12.00 per share or an amount per share equal to the Formula Number times the distribution per share to holders of common shares.

Class A Preferred Stock, 1990 Series carried the right to cumulative annual dividends at an adjustable rate based on the bond equivalent yield for AA commercial paper rates. Dividends were payable quarterly. The stock was redeemable by the Company at $3,000 per share plus accrued dividends. On March 10, 1992, 333 shares were redeemed and on September 13, 1991, 667 shares were redeemed. Also, other preferred stock consisting of Dawson Springs Bancorp, Inc. preferred stock was redeemed during 1992.

Dividends per share on preferred stock for the years ended December 31, 1992, 1991 and 1990 were as follows:

                                                 1992     1991    1990
                                                 ----     ----    ----
Class A Preferred Stock, 1988 Series            $  -    $  5.77   $ 9.72
Class A Preferred Stock, 1990 Series             43.40   249.61    34.00
Other preferred stock                             3.00     3.00     3.00
                                                ======  =======   ======

Rights Plan

On January 20, 1992, the Board of Directors of the Company declared a dividend of one Right (adjusted to 3/4 of a right by virtue of the four-for-three stock split effected December 18, 1992) for each outstanding share of common stock of the Company (Common Stock). In addition, the Company will issue one Right with respect to each share of Common Stock that becomes outstanding between the record date and the earliest of the Distribution Date, the Redemption Date and the Expiration Date. Each Right, when and if it become exercisable, will entitle the registered holder to purchase from the Company one one-hundredth of a share of Series 1992 Preferred Stock, subject to adjustment. The exercise price with respect to each whole Right shall be $45 (the "Exercise Price"). The description and terms of the Rights are set forth in a Rights Agreement, dated as of January 20, 1992 (the "Rights Agreement"), between the Company and Chemical Bank, as Rights Agent.





                                                                     (Continued)

TRANS FINANCIAL BANCORP, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



(10)  STOCKHOLDERS' EQUITY (Continued)

Rights Plan (Continued)

Until the Distribution Date, the Rights will be transferred with and only with the Common Stock. The "Distribution Date" is defined as the earlier of (i) the tenth business day after the first public disclosure that a person or group (including any affiliate or associate of such person or group) acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Stock (such person or group being called an "Acquiring Person"), (ii) the tenth business day after the Disinterested Directors of the Company (as defined in the Rights Agreement) determine that a shareholder's beneficial ownership, such beneficial ownership being at least greater than 10% of the outstanding Common Stock of the Company, has a detrimental effect on the Company or its shareholders (such person or group being called an "Adverse Person") (such dates provided in (i) or (ii) above being called the "Share Acquisition Date") or (iii) the tenth business day after the commencement of, or first public disclosure of an intention to commence, a tender or exchange offer for 25% or more of the outstanding Common Stock.

The Rights are not exercisable until the Distribution Date and will expire on January 20, 2002 (the "Expiration Date"), unless earlier redeemed by the Company as described below. The number of shares of Preferred Stock issuable upon exercise of the Rights, and the number of Rights associated with each share of Common Stock, is subject to adjustment from time to time. The number and kind of stock issuable upon exercise of the Rights is also subject to adjustment as provided in the Rights Agreement. If at any time following the Distribution Date, a Person becomes the beneficial owner of more than 15% of the then outstanding Common Stock without the prior approval of two-thirds of the Disinterested Directors or a Person, who is beneficial owner of more than 10% of the then outstanding Common Stock, is deemed by the Disinterested Directors to be an Adverse Person (such events being called "Triggering Events"), then the Rights will entitle each holder of a Right to purchase, for the Exercise Price, that number of shares of Preferred Stock which at the time of the transaction would have a market value twice the Exercise Price.

At any time prior to the earliest of (i) the close of Business on the tenth Business Day following the Share Acquisition Date or (ii) the Expiration Date, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per whole Right (the "Redemption Price"); however, immediately upon the date that an Acquiring Person becomes an Acquiring Person or an Adverse Person becomes an Adverse Person, and thereafter until the earliest of (1) the close of Business on the tenth Business Day following the Share Acquisition Date or (2) the Expiration Date, the Rights may be redeemed only if a majority of the Disinterested Directors then in office determine that such redemption is, in their judgment, in the best interest of the Company and its shareholders.





                                                                     (Continued)

TRANS FINANCIAL BANCORP, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



(11)  DIVIDEND RESTRICTIONS

Payment of dividends by the Company's subsidiaries is restricted by national and state banking and thrift laws and regulations. Also, certain notes payable described in note 9 include restrictive covenants related to the maintenance of minimum capital ratios by the Bank and Savings Banks, which effectively restrict the payment of dividends. At December 31, 1992, retained earnings of the Company's subsidiaries were approximately $21.9 million, of which approximately $12.4 million is available as of January 1, 1993 for the payment of dividends under the most restrictive of the above restrictions.

Certain notes payable described in note 9 include restrictive covenants related to the maintenance of minimum capital ratios, which effectively restrict the payment of dividends by the Company. Also, minimum regulatory capital requirements effectively limit the payment of dividends. At December 31, 1992, the most restrictive of the covenants limited the payment of dividends by the Company to approximately $16.4 million.

(12)  INCOME TAXES

The components of income tax expense (benefit) were as follows:

                                               1992     1991     1990
                                               ----     ----     ----
                                                     (In thousands)

Current                                        $5,059   2,422    2,013
Deferred                                           (1)   (101)    (481)
                                               ------   -----     ----
                                               $5,058   2,321    1,532
                                               ======   =====    =====

An analysis of the differences between the effective tax rates and the statutory U.S. Federal income tax rate is as follows:

                                                    1992    1991     1990
                                                    ----    ----     ----
                                                       (In thousands)

U.S. federal income tax rate                       34.0%   34.0%    34.0%
Changes from statutory rate:
  Tax exempt investment income                     (3.4)   (7.9)   (10.4)
  Amortization of goodwill                           .9     1.9      2.4
  Purchase accounting differences                   (.1)     .4      (.4)
  State income taxes, net of federal tax benefit     .9     -        -
  Statutory bad debt reduction                     (1.0)    -        -
  Investment tax credit carryforwards               -       -       (2.0)
  Other, net                                        1.4      .9      1.9
                                                   ----    ----     ----
                                                   32.7%   29.3%    25.5%
                                                   ====    ====     ====





                                                                     (Continued)

TRANS FINANCIAL BANCORP, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



(12)  INCOME TAXES (Continued)

The sources of timing differences and the resulting deferred income tax expense (benefit) for 1992, 1991 and 1990 follows:

                                                                             1992              1991            1990
                                                                             ----              ----            ----
                                                                                          (In thousands)
Loan loss provision in excess of amount
    allowed for tax purposes                                               $(192)              (205)           (317)
Tax gains on sales of loans                                                  (80)                -               -
Loan fees                                                                   (101)                -               -
Other, net                                                                   372                104            (164)
                                                                           -----               ----            ----
                                                                           $  (1)              (101)           (481)
                                                                           =====               ====            ====

Cumulative deferred income taxes were a liability of $48,000 at December 31, 1992 and an asset of $519,000 at December 31, 1991. Deferred income tax liabilities of $568,000 were recorded in connection with purchase accounting related to the acquisition of Trans Financial Bank of Tennessee, F.S.B., and arose as a result of the tax consequences for different book and tax bases for items not reported on the balance sheet, principally tax deferred loan fees.

Stockholder's equity of the Savings Banks at December 31, 1992 and 1991 includes approximately $4,536,000 and $1,590,000, respectively, for which no deferred Federal income tax liability has been recognized. These amounts represent an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses may create income for tax purposes only, which would be subject to the then current corporate income tax rate.

(13)  EMPLOYEE BENEFIT PLANS

The Company has an employee stock ownership plan (ESOP Plan) under which the Company and its subsidiaries will contribute to the ESOP Plan an amount determined by the respective Boards of Directors at their discretion. The Company recognized expenses related to the ESOP Plan based on cash contributions, with such amounts exceeding the amount computed under the shares allocated method. The interest incurred on the ESOP note payable, the amount contributed by the Company to the ESOP Plan and the amount of dividends on ESOP shares used for debt service by the ESOP Plan for 1992, 1991 and 1990 were as follows:


                                1992              1991             1990
                                ----              ----             ----
                                             (In thousands)
Interest incurred               $100                96              134
Contributions                    400               400              300
Dividends used for debt service   67                44               51


The Company has a profit sharing plan qualified under Section 401(k) of the Internal Revenue Code 1954, as amended. Under the amended profit sharing plan, the Company and its subsidiaries will provide funds to match the contribution made by the participating employee, up to a maximum of 4% of the employee's salary. Contributions in accordance with the profit sharing plan were approximately $214,000 in 1992, $173,000 in 1991 and $159,000 in 1990.





                                                                     (Continued)

TRANS FINANCIAL BANCORP, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


(13)  EMPLOYEE BENEFIT PLANS (Continued)

Kentucky Community Bancorp, Inc. has a profit sharing plan qualified under
Section 401(k) of the Internal Revenue Code. Under the profit sharing plan, Kentucky Community provides funds to match the contributions made by participating employees, up to a maximum of 6% of the employee's salary. Contributions during 1992, 1991 and 1990 were approximately $29,000, $26,000 and $20,000, respectively.

A defined benefit pension plan that covers former full-time employees of Kentucky State Bank who meet certain requirements as to age and length of service exists. Pension expense for this plan was $14,000 in 1992, $15,000 in 1991 and $16,000 in 1990. The plan's funded status at December 31, 1992 was composed of plan assets of approximately $500,000 and a projected benefit obligation of approximately $475,000.

A defined benefit plan that covers full-time employees of Kentucky Community Bancorp, Inc. who meet certain requirements as to age and length of service exists. Pension expense for this plan was $58,000 for 1992, $15,000 for 1991 and $(25,000) for 1990. The plan's funded status at December 31, 1992 was composed of plan assets of approximately $959,000 and a projected benefit obligation of approximately $1,092,000.

The Company has no significant commitments to pay post-retirement benefits other than as described above.

The Company has stock option plans which permit options to be granted for a maximum of 432,889 shares of common stock of the Company. Under the terms of the plan's options, ten year terms may be granted to certain key employees to purchase common stock at not less than fair value of the common stock at the date of grant. A summary of share data related to the option plan, adjusted for the 4-for-3 stock split authorized December 18, 1992 follows:

                                                                                  Number                Option price
                                                                                of shares                 per share
                                                                                ---------               ------------
Options outstanding at January 1, 1990                                            58,738                $6.13 - $9.375
Granted                                                                           45,156                $6.13 - $8.44
Terminated or canceled                                                           (13,902)               $     -
                                                                                --------
Options outstanding at December 31, 1990                                          89,992                $6.13 - $9.375
Granted                                                                          123,733                $8.16 - $11.53
Terminated or canceled                                                            (5,779)               $     -
                                                                                --------
Options outstanding at December 31, 1991                                         207,946                $6.13 - $11.53
Granted                                                                           11,236                $6.13
Exercised                                                                         (2,522)               $8.44 - $9.375
Terminated or canceled                                                           (43,144)               $     -
                                                                                --------
Options outstanding at December 31, 1992                                         173,516                $6.13 - $11.53
                                                                                ========

At December 31, 1992, 40,667 options were exercisable.





                                                                     (Continued)

TRANS FINANCIAL BANCORP, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



(14)  COMMITMENTS AND CONTINGENT LIABILITIES

The Company's supplemental consolidated financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business to meet the financing needs of customers. These include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit, interest rate and liquidity risk in excess of the amount recognized in the supplemental consolidated balance sheet. The extent of the Company's involvement in various commitments is expressed by the contract amount of such instruments.

Commitments to extend credit, which amounted to $199,040,000 at December 31, 1992, are agreements to lend to a customer as long as all conditions established in the contract are fulfilled. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based upon Management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant, equipment, residential properties, income-producing commercial properties, marketable securities and interest bearing time deposits.

Standby letters of credit are conditional commitments issued by the Company guaranteeing the performance of a customer to a third party. Those guarantees primarily consist of performance assurances made on behalf of customers who have a contractual commitment to produce or deliver goods or services. Most guarantees are for one year or less. The risk to the Company arises from its obligation to make payment in the event of the customer's contractual default and is essentially the same as that involved in extending loan commitments to customers. The amount of collateral obtained, if deemed necessary, is based upon management's credit evaluation of the customer. Collateral held varies. At December 31, 1992, the Company had $29,290,000 in standby letters of credit outstanding.

The Company grants commercial loans, real estate loans, consumer loans and lease financing to customers primarily in the immediate market areas of its affiliates in Kentucky and Central Tennessee and has a diversified loan portfolio.

Also, as of December 31, 1992, there were various pending legal actions and proceedings in which claims for damages are asserted. Management, after discussion with legal counsel and after consideration of possible recourse to third parties, believes that the ultimate result of these legal actions and proceedings will not have a material adverse effect upon the supplemental consolidated financial position of the Company.





                                                                     (Continued)

TRANS FINANCIAL BANCORP, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



(15)  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments are as follows:

    December 31, 1992                                 Carrying     Fair
    In thousands                                       Amount      Value
                                                      --------    -------
Financial assets:
   Cash and short-term investments                  $  124,522    124,522
   Securities                                          301,682    306,295
   Loans                                               664,927    670,520

Financial liabilities:
   Deposits                                          1,011,227  1,013,519
   Short-term borrowings                                26,993     26,993
   Notes payable                                        18,061     18,011
                                                     =========  =========

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash, Short-Term Investments, and Short-Term Borrowings

For those short-term instruments, the financial statement carrying amount is a reasonable estimate of fair value.

Securities

For securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities or dealer quotes.


Loans

For certain homogeneous categories of loans, such as some residential mortgage loans, fair value is estimated using quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Deposits

The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

Notes Payable

Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.





                                                                     (Continued)

TRANS FINANCIAL BANCORP, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



(15)  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Commitments to Extend Credit and Stand-By Letters of Credit

The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

Limitations

The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instruments. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

The fair value estimates are based on financial instruments without attempting to estimate the value of assets and liabilities not considered to be financial instruments, such as premises and equipment, the mortgage banking operation and the like. Accordingly, the fair value estimates do not represent what the Company is worth on a fair value basis.

(16)  TRANS FINANCIAL BANCORP, INC. (Parent Company Only)

Condensed financial data for Trans Financial Bancorp, Inc. (parent company only) as of December 31, 1992 and 1991 and for the years ended December 31, 1992, 1991 and 1990 are as follows:

Condensed Balance Sheet

December 31
In thousands                                        1992              1991
                                                    ----              ----
Assets:
  Cash on deposit with subsidiaries                 $ 1,994            1,856
  Interest bearing deposits with banks                  -                500
  Investment in subsidiaries                         87,535           59,702
  Other investments                                      48            2,179
  Other assets                                        1,185            1,211
                                                    -------           ------
                                                    $90,762           65,448
                                                    =======           ======
Liabilities and Stockholders' Equity:
  Long-term debt and other notes payable             $7,980           12,976
  Other liabilities                                   1,287            1,237
  Stockholders' equity                               81,495           51,235
                                                    -------           ------
                                                    $90,762           65,448
                                                    =======           ======





                                                                     (Continued)

TRANS FINANCIAL BANCORP, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



(16)  TRANS FINANCIAL BANCORP, INC. (Parent Company Only) (Continued)

Condensed Statements of Income

Year ended December 31
In thousands                                        1992      1991     1990
                                                    ----      ----     ----
Income:
  Dividends from subsidiaries                       $13,099   9,045    5,359
  Other interest and dividends                           34      31       18
  Management fees from subsidiaries and
     other income                                     4,358   3,016    2,570
                                                   --------  ------   ------
          Total income                               17,491  12,092    7,947
                                                   --------  ------   ------
Expenses:
  Interest on long-term debt and other notes
     payable                                            477   1,621    1,752
  Other                                               6,206   4,330    3,904
                                                   --------  ------   ------
          Total expenses                              6,683   5,951    5,656
                                                   --------  ------   ------
          Income before income tax benefit
            and equity in undistributed
            (distributions in excess of)
             earnings of subsidiaries                10,808   6,141    2,291

Federal income tax benefit                              618     840      939
                                                   --------  ------   ------
          Income before equity in
             undistributed (distributions
             in excess of) earnings of
             subsidiaries                            11,426   6,981    3,230

Equity in undistributed (distributions in
  excess of) earnings of subsidiaries                (1,017) (1,376)   1,252
                                                   --------  ------   ------
          Net income                               $ 10,409   5,605    4,482
                                                   ========  ======   ======





                                                                     (Continued)

TRANS FINANCIAL BANCORP, INC.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


(16)  TRANS FINANCIAL BANCORP, INC. (Parent Company Only) (Continued)

Condensed Statements of Cash Flows

  Year ended December 31
  In thousands                                                        1992         1991         1990
                                                                      ----         ----         ----
Cash flows from operating activities:
  Net income                                                        $10,409        5,605        4,482
  Adjustments to reconcile net income to cash from
     operating activities:
        Amortization and depreciation                                   577          584          554
        (Equity in undistributed) distributions in
           excess of earnings of subsidiaries                         1,017        1,376       (1,252)
        Gains on sales of investments                                  (119)         -            -
        Provision for deferred taxes                                     18           25           25
        Decrease (increase) in other assets                            (442)         406          (24)
        Increase (decrease) in other liabilities                         32         (118)         738
                                                                    -------      -------      -------
           Net cash provided by
             operating activities                                    11,492        7,878        4,523
                                                                    -------      -------      -------
Cash flows from investing activities:
  Investments in and acquisitions of subsidiaries                   (23,077)      (5,209)      (8,082)
  Net decrease (increase) in interest bearing deposits
     with banks                                                         500         (100)        (100)
  Purchases of other investments                                        -             79       (1,027)
  Proceeds from maturities and sales of other
     investments                                                      2,026          -            440
  Other                                                                 (80)         (49)         (81)
                                                                    -------      -------      -------
           Net cash used in
             investing activities                                   (20,631)      (5,279)      (8,850)
                                                                    -------      -------      -------
Cash flows from financing activities:
Proceeds from issuance of common stock                               17,727       12,457           72
Repayment of long-term debt and other notes
  payable                                                            (4,716)     (10,857)      (6,992)
Proceeds from issuance of long-term debt                              1,938        3,496        9,331
Issuance of preferred stock                                             -            -          3,000
Redemption of preferred stock                                        (2,285)      (4,506)          (3)
Dividends paid                                                       (3,387)      (1,815)      (1,470)
                                                                    -------      -------      -------
           Net cash provided by
             (used in) financing activities                           9,277       (1,225)       3,938
                                                                    -------      -------      -------
           Net increase in cash
             and cash equivalents                                       138        1,374         (389)

Cash and cash equivalents at beginning of year                        1,856          482          871
                                                                    -------      -------      -------
Cash and cash equivalents at end of year                            $ 1,994        1,856          482
                                                                    =======      =======      =======
Supplemental information:
  Cash paid for interest                                            $   475        1,698        1,922
  Noncash transactions (note 2)                                      13,130        1,725        2,097
                                                                    =======      =======      =======